Exhibit 3.196

ARTICLES OF INCORPORATION
OF
RENO PROJECTS, INC.

KNOW ALL [ILLEGIBLE] BY THESE PRESENTS:

That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the laws of the State of Nevada and,

WE DO HEREBY CERTIFY:

FIRST:	That the name of said corporation is:

RENO PROJECTS, INC.

SECOND:	The resident agent is SCARPELLO & ALLING, LTD., 276 Kingsbury Grade, Suite 2000, Stateline, Nevada, 89449.

THIRD:	That the purposes for which said corporation is formed are:

A. To engage in any lawful activity within or without the State of Nevada.

B. To manufacture, purchase, lease or otherwise acquire any and all equipment necessary, convenient or desirable in the operation of any of the businesses hereinbefore enumerated.

C. To buy, lease or otherwise acquire, in any way whatsoever, any real or personal property necessary, convenient or desirable for the operation of the herebefore described businesses.

D. To sell, lease, rent, or otherwise dispose of any business or asset acquired.

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E. To enter into any contract, agreement, or other arrangement with any person, persons, partnerships, associations, or corporations in connection with any purpose herein enumerated.

F. To carry on its business either within or without the State of Nevada. To qualify under the laws of any State of the United States for the purpose of accomplishing any and all of the objects for which this corporation is organized.

G. To guarantee, purchase, hold, sell, assign, mortgage, pledge, or otherwise dispose of the capital stock of, or any bonds, securities, or other evidences of indebtedness created by any other corporation or organization that is in existence under and by virtue of the laws of this or any other state, nation, government or country, and to exercise all of the rights, privileges and powers of ownership.

H. To incur debts and raise, borrow, and secure payment of money in any lawful manner, including the issue and sale or other disposal of stocks, bonds, debentures, obligations, negotiable and transferrable instruments and evidences of indebtedness of all kinds, whether secured by mortgage, pledge, deed of trust or otherwise.

I. To apply for, obtain, register, purchase, lease or otherwise acquire, hold, own, use, operate and introduce, and to sell, assign or otherwise dispose of any trademark, tradename, with or secured under letters patent, and to use, exercise, develop, grant and give license in respect therto.

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J. Without in any particular limiting or restricting any of the objects and powers of this corporation, it is expressly provided the corporation shall have power to issue bonds and other obligations and shares of its capital stock in payment for the purchase of property acquired by it, and for services rendered it, in and about its business, to mortgage or pledge any of its stocks, bonds, or to secure the stocks or bonds issued by it, to guarantee any distributions, bond or contract, to make and perform contracts of every kind, and to carry on its business, or for any other purposes of carrying on or attaining or furthering its objects and purposes.

The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

FOURTH: The total authorized stock of this corporation shall be 2,500 no par value shares.

FIFTH: The members of the governing board shall be styled Directors and the number of such Directors shall be at least one (1). The number of Directors of this corporation may be increased and thereafter changed by a vote of the majority of the Board of Directors. The first Board of Directors shall consist of one (1) member, whose name and post office address is as follows:

Ronald D. Alling	-	276 Kingsbury Grade, Ste. 2000
Post Office Box 3390
Stateline, Nevada 89449

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SIXTH: No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

SEVENTH: Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the corporation or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation against all expenses and other amounts for which indemnification may be made under law. The indemnification provided for herein shall be made at the times, in the manner and to the extent provided by law. The expenses of officers, directors or employees incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the

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director or officer to repay the amount, if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by the corporation.

EIGHTH: The capital stock of this corporation, after the amount of subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation, and these Articles of Incorporation shall not be amended in this particular.

NINTH: The names and post office box or street addresses of each of the incorporators signing these Articles of Incorporation are as follows:

DEBBIE SMITH	276 Kingsbury Grade, Suite 2000
Post Office Box 3390
Stateline, Nevada 89449

SUSAN HANSHEW	276 Kingsbury Grade, Suite 2000
Post Office Box 3390
Stateline, Nevada 89449

LISA GANT	276 Kingsbury Grade, Suite 2000
Post Office Box 3390
Stateline, Nevada 89449

TENTH: The period of the existence of this corporation shall be perpetual.

ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, with the exception of Article EIGHTH, in the manner now or hereafter prescribed by the laws of the State of Nevada, and all rights conferred upon officers, directors and stockholders herein are granted subject to this reservation.

April 13, 1993

WE, THE UNDERSIGNED, being each of the original incorporators, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of the General Corporation Law of the State of Nevada, effective March 31, 1925, and as subsequently amended, do make and file this certificate, hereby declaring and certifying that the facts hereinabove stated are true and accordingly have hereunto affixed our signatures this 13th day of April, 1993.

/s/ Debbie Smith DEBBIE SMITH

/s/ Susan Hanshew
SUSAN HANSHEW

/s/ Lisa Gant
LISA GANT

April 13, 1993